Exhibit 99.1

Live Ventures Reports Fiscal First Quarter 2024 Financial Results

LAS VEGAS, February 8, 2024 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its first fiscal quarter ended December 31, 2023.

Fiscal First Quarter 2024 Key Highlights:
•Revenue increased 70.5% to $117.6 million, compared to $69.0 million in the prior year period
•Net loss was ($0.7) million and diluted loss per share was ($0.22), compared to prior year period net income of $1.8 million and diluted earnings per share (“EPS”) of $0.60
•Adjusted EBITDA¹ increased 15.3% to $8.7 million, compared to $7.5 million in the prior year period
•Flooring Liquidators, Inc. (“Flooring Liquidators”) acquired two Midwest flooring chains, adding 10 new showrooms in Arkansas, Oklahoma, and Missouri
•Repurchased 4,346 shares of the Company’s common stock at an average price of $24.51 per share
•Total assets of $436.6 million and stockholders’ equity of $99.4 million as of December 31, 2023
•Approximately $45.0 million of cash and availability under the Company’s credit facilities as of December 31, 2023

“Our first quarter revenues increased 70.5% compared to the prior year period, primarily driven by the strategic acquisitions of Flooring Liquidators and Precision Metal Works, Inc. (“PMW”), both of which were acquired after the first quarter of fiscal year 2023, as well as an increase in revenue in our Flooring Manufacturing segment. In addition, Adjusted EBITDA¹ increased 15.3% compared to the prior year period. While our businesses continue to be impacted by industry-specific pressures, we remain focused on increased productivity, expansion, and innovation. We believe we will be well positioned and prepared when markets rebound,” commented David Verret, Chief Financial Officer of Live Ventures.

“As we begin our new fiscal year, we are committed to the strategic acquisitions we made last fiscal year. The immediate impact of these acquisitions is evident in the significant increase in our revenue, as reflected in our first quarter results,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “We maintain our enthusiasm for the prospects of these businesses, which align with our long-term ‘buy-build-hold’ strategy."

¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

First Quarter FY 2024 Financial Summary (in thousands except per share amounts)
	During the three months ended December 31,
	2023	2022	% Change
Revenue	$ 117,593	$ 68,986	70.5%
Operating Income	$ 3,541	$ 4,567	-22.5%
Net (loss) Income	$ (682)	$ 1,844	-136.0%
Diluted (loss) Earnings per share	$ (0.22)	$ 0.60	-136.0%
Adjusted EBITDA¹	$ 8,696	$ 7,539	15.3%

Revenue increased approximately $48.6 million, or 70.5%, to approximately $117.6 million for the quarter ended December 31, 2023, compared to revenue of approximately $69.0 million in the prior year period. The increase is primarily attributable to the acquisitions of Flooring Liquidators and PMW, both of which were acquired after the first quarter of fiscal year 2023, as well as an increase of approximately $2.8 million in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $6.2 million in our other businesses.
Operating income decreased approximately $1.0 million to $3.5 million for the quarter ended December 31, 2023. The decrease in operating income is primarily attributable to lower gross profit margins and increased general and administrative expenses related to Flooring Liquidators and PMW. The decline in gross profit margin is primarily due to the acquisition of PMW, which historically has generated lower margins, as well as overall decreased margins in the Steel Manufacturing segment due to reduced production and lower operating margins.
For the quarter ended December 31, 2023, net loss was approximately ($0.7) million, and diluted loss per share was ($0.22), compared with net income of $1.8 million and diluted EPS of $0.60 in the prior year period. The decrease in net income is attributable to lower profit margins and higher interest expense compared to the prior year period.
Adjusted EBITDA¹ for the quarter ended December 31, 2023, was approximately $8.7 million, an increase of approximately $1.2 million, or 15.3%, compared to the prior year period. The increase is primarily due to an increase in non-operating and other non-recurring expenses, partially offset by a decrease in operating income.
As of December 31, 2023, the Company had a total cash availability of $45.0 million, consisting of cash on hand of $5.6 million and availability under its various lines of credit of $39.4 million.
First Quarter FY 2024 Segment Results (in thousands)

	During the three months ended December 31,
	2023	2022	% Change
Revenue
Retail - Entertainment	$ 20,586	$ 23,273	-11.5%
Retail - Flooring	34,319	-	N/A
Flooring Manufacturing	29,245	26,432	10.6%
Steel Manufacturing	33,354	17,981	85.5%
Corporate & other	89	1,300	-93.2%
Total Revenue	$ 117,593	$ 68,986	70.5%

	During the three months ended December 31,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 3,143	$ 3,664	-14.2%
Retail - Flooring	90	-	N/A
Flooring Manufacturing	945	751	25.8%
Steel Manufacturing	982	1,455	-32.5%
Corporate & other	(1,619)	(1,303)	-24.2%
Total Operating Income	$ 3,541	$ 4,567	-22.5%

	During the three months ended December 31,
	2023	2022	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 3,667	$ 4,003	-8.4%
Retail - Flooring	1,303	-	N/A
Flooring Manufacturing	1,877	1,785	5.2%
Steel Manufacturing	2,802	2,525	11.0%
Corporate & other	(953)	(774)	-23.1%
Total Adjusted EBITDA¹	$ 8,696	$ 7,539	15.3%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	17.8%	17.2%
Retail - Flooring	3.8%	-
Flooring Manufacturing	6.4%	6.8%
Steel Manufacturing	8.4%	14.0%
Corporate & other	N/A	N/A
Adjusted EBITDA¹	7.4%	10.9%
as a percentage of revenue

Retail - Entertainment
Retail - Entertainment segment revenue for the quarter ended December 31, 2023, was approximately $20.6 million, a decrease of approximately $2.7 million, or 11.5%, compared to prior year period revenue of approximately $23.3 million. Revenue decreased primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 56.0% for the quarter ended December 31, 2023, compared to 52.5% for the prior year period. Operating income for the quarter ended December 31, 2023, was approximately $3.1 million, compared to operating income of approximately $3.7 million for the prior year period.
Retail - Flooring
The Retail - Flooring segment includes Flooring Liquidators, which was acquired in January 2023. Revenue for the quarter ended December 31, 2023, was approximately $34.3 million, and gross margin was 38.0%. Operating income for the quarter ended December 31, 2023, was approximately $0.1 million.

Flooring Manufacturing
Revenue for the quarter ended December 31, 2023, was approximately $29.2 million, an increase of approximately $2.8 million, or 10.6%, compared to prior year period revenue of approximately $26.4 million. The gross margin was 22.0% for the quarter ended December 31, 2023, compared to 17.6% for the prior year period. The increase in revenue and gross margin are primarily due to the buildup of the sales force as a result of the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the year ended December 31, 2023, was approximately $0.95 million, compared to operating income of approximately $0.75 million for the prior year.
Steel Manufacturing
Revenue for the quarter ended December 31, 2023, was approximately $33.4 million, an increase of approximately $15.4 million or 85.5%, compared to the prior year period revenue of approximately $18.0 million. The increase is primarily due to increased revenue of approximately $18.3 million at The Kinetic Co., Inc. and PMW, partially offset by a $2.9 million decrease in our other Steel Manufacturing business. This decrease is primarily due to reduced customer demand as a result of general economic conditions. The gross margin was 15.8% for the quarter ended December 31, 2023, compared to 24.4% for the prior year period. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins as well as overall decreased margins in the Steel Manufacturing segment due to reduced production. Operating income for the year ended December 31, 2023, was approximately $1.0 million, compared to operating income of approximately $1.5 million in the prior year period.
Corporate and Other
Revenue for the year ended December 31, 2023, was approximately $0.1 million, a decrease of approximately $1.2 million, or 93.2%, compared to the prior year period revenue of approximately $1.3 million. The decrease was primarily due to the closure of SW Financial in May 2023. Operating loss for the quarter ended December 31, 2023, was approximately $1.6 million, compared to a loss of approximately $1.3 million in the prior year.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest "forward-looking" information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	December 31, 2023	September 30, 2023
	(Unaudited)
Assets
Cash	$ 5,569	$ 4,309
Trade receivables, net of allowance for doubtful accounts of $1.5 million at December 31, 2023 and $1.6 million at September 30, 2023	42,350	41,194
Inventories, net	132,455	131,314
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	4,751	4,919
Total current assets	185,125	182,852
Property and equipment, net	79,683	80,703
Right of use asset - operating leases	65,799	54,544
Deposits and other assets	1,240	1,282
Intangible assets, net	28,163	26,568
Goodwill	76,639	75,866
Total assets	$ 436,649	$ 421,815
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 25,406	$ 27,190
Accrued liabilities	39,123	31,826
Income taxes payable	431	—
Current portion of lease obligations - operating leases	12,799	11,369
Current portion of lease obligations - finance leases	361	359
Current portion of long-term debt	21,223	23,077
Current portion of notes payable related parties	4,000	4,000
Total current liabilities	103,343	97,821
Long-term debt, net of current portion	78,357	78,710
Lease obligation long term - operating leases	58,291	48,156
Lease obligation long term - finance leases	32,981	32,942
Notes payable related parties, net of current portion	6,919	6,914
Seller notes - related parties	39,672	38,998
Deferred taxes	11,714	14,035
Other non-current obligations	5,975	4,104
Total liabilities	337,252	321,680
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at December 31, 2023 and September 30, 2023, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,159,984 and 3,164,330 shares issued and outstanding at December 31, 2023 and September 30, 2023, respectively	2	2
Paid in capital	69,437	69,387

Treasury stock common 664,409 and 660,063 shares as of December 31, 2023 and September 30, 2023, respectively	(8,312)	(8,206)
Treasury stock Series E preferred 80,000 shares as of December 31, 2023 and September 30, 2023, respectively	(7)	(7)
Retained earnings	38,277	38,959
Total stockholders' equity	99,397	100,135
Total liabilities and stockholders' equity	$ 436,649	$ 421,815

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended December 31,
	2023	2022
Revenues	$ 117,593	$ 68,986
Cost of revenues	81,266	47,042
Gross profit	36,327	21,944

Operating expenses:
General and administrative expenses	27,679	14,600
Sales and marketing expenses	5,107	2,777
Total operating expenses	32,786	17,377
Operating income	3,541	4,567
Other expense:
Interest expense, net	(4,163)	(2,047)
Other expense	(284)	(61)
Total other expense, net	(4,447)	(2,108)
(Loss) income before provision for income taxes	(906)	2,459
(Benefit) provision for income taxes	(224)	615
Net (loss) income	$ (682)	$ 1,844

(Loss) income per share:
Basic	$ (0.22)	$ 0.60

Diluted	$ (0.22)	$ 0.60

Weighted average common shares outstanding:
Basic	3,163,541	3,059,035
Diluted	3,163,541	3,089,741

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For the Three Months Ended
	December 31, 2023	December 31, 2022
Net (loss) income	$ (682)	$ 1,844
Depreciation and amortization	4,295	2,651
Stock-based compensation	50	—
Interest expense, net	4,163	2,047
Income tax (benefit) expense	(224)	615
Debt acquisition costs	183	—
Acquisition costs	406	382
Other non-recurring company initiatives	505	—
Adjusted EBITDA	$ 8,696	$ 7,539